Exhibit 2.4

DESCRIPTION OF SECURITIES

For the complete terms of our capital stock, please refer to our amended and restated articles of incorporation and our second amended and restated bylaws, which are filed as exhibits to the annual report of which this exhibit forms a part. The Business Corporations Act of the Republic of the Marshall Islands, as amended from time to time (“BCA”) may also affect the terms of our capital stock.

For purposes of the following description of capital stock, references to “us”, “we” and “our” refer only to United Maritime Corporation and not any of its subsidiaries.

Capitalized terms used but not defined herein have the meanings given to them in the annual report of which this exhibit forms a part.

Purpose

Our purpose, as stated in our amended and restated articles of incorporation, is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the BCA. We are not aware of any limitations on the rights to own our securities, including rights of non-resident or foreign stockholders to hold or exercise voting rights on our securities, imposed by foreign law or by our restated articles of incorporation or second amended and restated bylaws.

Authorized Capitalization

Our authorized capital stock consists of 2,000,000,000 shares of common stock, par value $0.0001 (“common shares”), and 100,000,000 shares of preferred stock, par value $0.0001, of which 2,000,000 shares are designated Series A Preferred Stock and 40,000 shares are designated Series B Preferred Stock. As of December 31, 2025, 9,083,645 common shares were issued and outstanding and as of April 6, 2026, 9,538,139 common shares were issued and outstanding. As of December 31, 2025 and as of April 6, 2026, no shares of Series A Preferred Stock and 40,000 shares of Series B Preferred Stock were outstanding. All of our shares of stock are in registered form.

Description of Common Shares

Subject to preferences that may be applicable to any outstanding preferred shares, holders of common shares are entitled to receive ratably all dividends, if any, declared by our board of directors out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our common shares will be entitled to receive pro rata our remaining assets available for distribution. Holders of common shares do not have conversion, redemption or preemptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of common shares are subject to the rights of the holders of any preferred shares which we have issued or may issue in the future. Our common shares are not subject to any sinking fund provisions and no holder of any shares will be required to make additional contributions of capital with respect to our shares in the future.

Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of shares of common stock are entitled to receive ratably all dividends, if any, declared by our board of directors out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our common stock will be entitled to receive pro rata our remaining assets available for distribution. Holders of common stock do not have conversion, redemption or preemptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of our preferred stock.

Prior to our initial spin-off transaction, or the Spin-Off, Seanergy Maritime Holdings Corp., of the Republic of the Marshall Islands (“Parent”), as our sole shareholder approved the amendment of our articles of incorporation to effect one or more reverse stock splits of the shares of our common stock issued and outstanding at the time of the reverse split at a cumulative exchange ratio of between one-for-two and one-for-five hundred, with our board of directors to determine, in its sole discretion, whether to implement any reverse stock split, as well as the specific timing and ratio, within such approved range of ratios; provided that any such reverse stock split or splits are implemented prior to the third anniversary of the Spin-Off. While our board of directors will exercise its sole discretion as to whether and in what circumstances to effect any reverse stock split pursuant to this amendment of our articles of incorporation, the Parent’s determination to approve such amendment is intended to provide us the means to maintain compliance with the continued listing requirements of the Nasdaq Capital Market, in particular the bid price requirement, as well as to realize certain beneficial effects of a higher trading price for our common shares, including the ability to appeal to certain investors and potentially increased trading liquidity.

Description of Preferred Stock Purchase Rights

We have entered into a Shareholders Rights Agreement (as amended and restated, the “Rights Agreement”) with Continental Stock Transfer & Trust Company, as Rights Agent.

Under the Rights Agreement, we declared a dividend payable of one preferred stock purchase right, or Right, for each share of common stock outstanding immediately prior to the Spin-Off. Each Right entitles the registered holder to purchase from us one one-thousandth of a share of Series A Participating Preferred Stock, par value $0.0001, at an exercise price of $40.00 per share. The Rights will separate from the common stock and become exercisable only if a person or group acquires beneficial ownership of 10% (15% in the case of a passive institutional investor) or more of our common stock (including through entry into certain derivative positions) in a transaction not approved by our board of directors. In that situation, each holder of a Right (other than the acquiring person, whose Rights will become void and will not be exercisable) will have the right to purchase, upon payment of the exercise price, a number of shares of our common stock having a then-current market value equal to twice the exercise price. In addition, if the Company is acquired in a merger or other business combination after an acquiring person acquires 10% (15% in the case of a passive institutional investor) or more of our common stock, each holder of the Right will thereafter have the right to purchase, upon payment of the exercise price, a number of shares of common stock of the acquiring person having a then-current market value equal to twice the exercise price. The acquiring person will not be entitled to exercise these Rights. Until a Right is exercised, the holder of a Right will have no rights to vote or receive dividends or any other shareholder rights.

The Rights may have anti-takeover effects. The Rights will cause substantial dilution to any person or group that attempts to acquire us without the approval of our board of directors. As a result, the overall effect of the Rights may be to render more difficult or discourage any attempt to acquire us. Because our board of directors can approve a redemption of the Rights or a permitted offer, the Rights should not interfere with a merger or other business combination approved by our board of directors.

We have summarized the material terms and conditions of the Rights Agreement and the Rights below. For a complete description of the Rights, we encourage you to read the Rights Agreement, which we have filed as an exhibit to the annual report of which this exhibit forms a part.

Detachment of the Rights

The Rights are attached to all certificates representing our currently outstanding common stock, or, in the case of uncertificated common shares registered in book entry form, which we refer to as “book entry shares,” by notation in book entry accounts reflecting ownership, and will attach to all common stock certificates and book entry shares we issue prior to the Rights distribution date that we describe below. The Rights are not exercisable until after the Rights distribution date and will expire at the close of business on July 1, 2032, unless we redeem or exchange them earlier as we describe below. The Rights will separate from the common stock and a Rights distribution date would occur, subject to specified exceptions, on the earlier of the following two dates:

•	the 10th day after public announcement that a person or group has acquired ownership of 10% (15% in the case of a passive institutional investor) or more of the Company's common stock; or

•
the 10th business day (or such later date as determined by the Company's board of directors) after a person or group announces a tender or exchange offer which would result in that person or group holding 10% (15% in the case of a passive institutional investor) or more of the Company's common stock.

“Acquiring person” is generally defined in the Rights Agreement as any person, together with all affiliates or associates, who beneficially owns 10% or more of the Company's common stock then outstanding, provided that none of Stamatios Tsantanis, his immediate family members, or any of their affiliates or associates will be considered an acquiring person. However, the Company, any subsidiary of the Company or any employee benefit plan of the Company or of any subsidiary of the Company, any person holding shares of common stock for or pursuant to the terms of any such plan, or a passive institutional investor, are excluded from the definition of “acquiring person.” Inadvertent owners that would otherwise become an acquiring person, including those who would have this designation as a result of repurchases of common stock by us, will not become acquiring persons as a result of those transactions.

Our board of directors may defer the Rights distribution date in some circumstances, and some inadvertent acquisitions will not result in a person becoming an acquiring person if the person promptly divests itself of a sufficient number of shares of common stock.

Until the Rights distribution date: (i) the Rights will be evidenced by the certificates for shares of Common Stock registered in the names of the holders thereof or, in the case of uncertificated shares of Common Stock registered in book-entry form by notation in book entry accounts reflecting the ownership of such shares of Common Stock (which certificates and Book Entry Shares, as applicable, shall also be deemed to be Rights Certificates) and not by separate Rights Certificates and (ii) the right to receive Rights Certificates will be transferable only in connection with the transfer of shares of Common Stock.

As soon as practicable after the Rights distribution date, we will prepare, execute and send, or cause to be sent (and the Rights Agent will, if requested and provided with all necessary information and documents, in the discretion of the Rights Agent, at the expense of the Company, send or cause to be sent) by first-class, postage-prepaid mail, to each record holder of shares of Common Stock as of the close of business on the Rights distribution date, at the address of such holder shown on the records of the Company, or the transfer agent or registrar for the Common Stock, a Rights Certificate evidencing one Right for each share of Common Stock so held.

We will not issue Rights with any shares of common stock we issue after the Rights distribution date, except as our board of directors may otherwise determine.

Flip-In Event

If an Acquiring Person obtains beneficial ownership of 10% (15% in the case of a passive institutional investor) or more of the common shares, then each Right will entitle the holder thereof to purchase, for the Exercise Price, a number of common shares (or, in certain circumstances, cash, property or other securities of the Company) having a then-current market value of twice the Exercise Price. However, the Rights are not exercisable following the occurrence of the foregoing event until such time as the Rights are no longer redeemable by the Company, as further described below under “Redemption of Rights”.

Following the occurrence of an event set forth in preceding paragraph, all Rights that are or, under certain circumstances specified in the Rights Agreement, were beneficially owned by an Acquiring Person or certain of its transferees will be null and void.

Flip-Over Event

If, after an Acquiring Person obtains 10% (15% in the case of a passive institutional investor) or more of the common shares, (i) the Company merges into another entity; (ii) an acquiring entity merges into the Company; or (iii) the Company sells or transfers 50% or more of its assets, cash flow or earning power, then each Right (except for Rights that have previously been voided as set forth above) will entitle the holder thereof to purchase, for the Exercise Price, a number of common shares of the person engaging in the transaction having a then-current market value of twice the Exercise Price.

Anti-dilution

We may adjust the purchase price of the Preferred Shares, the number of Preferred Shares issuable and the number of outstanding Rights to prevent dilution that may occur from a stock dividend, a stock split, or a reclassification of the Preferred Shares or common shares. No adjustments to the Exercise Price of less than 1% will be made.

Redemption of Rights

We may redeem the Rights for $0.0001 per Right under certain circumstances. If we redeem any Rights, we must redeem all of the Rights. Once the Rights are redeemed, the only right of the holders of the Rights will be to receive the redemption price of $0.0001 per Right, payable, at the option of the Company, in cash, common shares or such other form of consideration as the Company's board of directors shall determine. The redemption price will be adjusted if we effect a stock dividend or a stock split.

Exchange of Rights

After a person or group becomes an Acquiring Person, but before an Acquiring Person owns 50% or more of the outstanding common shares, our board of directors may extinguish the Rights by exchanging one common share or an equivalent security for each Right, other than Rights held by the Acquiring Person. In certain circumstances, we may elect to exchange the Rights for cash or other securities of the Company having a value approximately equal to one common share.

Amendment of Terms of Rights

The terms of the Rights and the Rights Agreement may be amended in any respect without the consent of the holders of the Rights for so long as the Rights are then redeemable. Thereafter, the terms of the Rights and the Rights Agreement may be amended without the consent of the holders of Rights, with certain exceptions, in order to (i) cure any ambiguities; (ii) correct or supplement any provision contained in the Rights Agreement that may be defective or inconsistent with any other provision therein; (iii) shorten or lengthen any time period pursuant to the Rights Agreement; or (iv) make changes that do not adversely affect the interests of holders of the Rights (other than an Acquiring Person or an affiliate or associate of an Acquiring Person).

Description of Preferred Stock

Our board of directors is authorized to provide for the issuance of preferred stock in one or more series with designations as may be stated in the resolution or resolutions providing for the issue of such preferred stock. At the time that any series of our preferred stock is authorized, our board of directors will fix the dividend rights, any conversion rights, any voting rights, redemption provisions, liquidation preferences and any other rights, preferences, privileges and restrictions of that series, as well as the number of shares constituting that series and their designation. Our board of directors could, without shareholder approval, cause us to issue preferred stock which has voting, conversion and other rights and preferences that could adversely affect the voting power and other rights of holders of our common stock and Series B Preferred Stock, or make it more difficult to effect a change in control. In addition, preferred stock could be used to dilute the share ownership of persons seeking to obtain control of us and thereby hinder a possible takeover attempt which, if our shareholders were offered a premium over the market value of their shares, might be viewed as being beneficial to our shareholders. The material terms of any series of preferred stock that we offer through a prospectus supplement will be described in that prospectus supplement.

Description of Series B Preferred Stock

The following description of the characteristics of the Series B Preferred Shares is a summary and does not purport to be complete and is qualified by reference to the Statement of Designation which is filed as an exhibit to the annual report of which this exhibit forms a part.

Voting. To the fullest extent permitted by law, each Series B preferred share entitles the holder hereof to 25,000 votes per share on all matters submitted to a vote of the shareholders of the Company, provided however, that no holder of Series B Preferred Shares may exercise voting rights pursuant to Series B Preferred Shares that would result in the aggregate voting power of any beneficial owner of such shares and its affiliates (whether pursuant to ownership of Series B Preferred Shares, common shares or otherwise) to exceed 49.99% of the total number of votes eligible to be cast on any matter submitted to a vote of shareholders of the Company. To the fullest extent permitted by law, the holder of Series B Preferred Shares shall have no special voting or consent rights and shall vote together as one class with the holders of the common shares on all matters put before the shareholders.

Conversion. The Series B Preferred Shares are not convertible into common shares or any other security.

Redemption. The Series B Preferred Shares are not redeemable.

Dividends. The Series B Preferred Shares have no dividend rights.

Transferability. All issued and outstanding Series B Preferred Shares must be held of record by one holder, and the Series B Preferred Shares shall not be transferred or sold without the prior approval of our board of directors.

Liquidation Preference. Upon any liquidation, dissolution or winding up of the Company, the Series B Preferred Shares will rank pari-passu with the common shareholders and shall be entitled to receive a payment equal to $0.0001 per share. The Series B preferred holder has no other rights to distributions upon any liquidation, dissolution or winding up of the Company.

Shareholder Meetings

Under our second amended and restated bylaws, annual shareholder meetings will be held at a time and place selected by our board of directors. The meetings may be held in or outside of the Marshall Islands. Special meetings of the shareholders, unless otherwise prescribed by law, may be called for any purpose or purposes at any time by the chairman of the board of directors, a majority of the entire board of directors, or the chief executive officer. Notice of every annual and special meeting of shareholders shall be given at least 15 but not more than 60 days before such meeting to each shareholder of record entitled to vote thereat.

Directors

Our directors are elected by the affirmative vote of a plurality of the votes cast at a meeting of the shareholders by the holders of shares entitled to vote in the election. Our amended and restated articles of incorporation and second amended and restated bylaws do not provide for cumulative voting in the election of directors.

The board of directors must consist of at least one member. Each director shall be elected to serve until the third succeeding annual meeting of shareholders and until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal, or the earlier termination of his term of office. The board of directors has the authority to fix the amounts which shall be payable to the members of our board of directors, and to members of any committee, for attendance at any meeting or for services rendered to us.

Election and Removal

Our second amended and restated bylaws require parties other than the board of directors to give advance written notice of nominations for the election of directors. The entire board of directors or any individual director may be removed, with cause, by the vote of two-thirds of the votes eligible to be cast by the holders of outstanding shares of our capital stock then entitled to vote at an election of directors. No director may be removed without cause by either the shareholders or the board of directors. Except as otherwise provided by applicable law, cause for the removal of a director shall be deemed to exist only if the director whose removal is proposed: (i) has been convicted, or has been granted immunity to testify in any proceeding in which another has been convicted, of a felony by a court of competent jurisdiction and that conviction is no longer subject to direct appeal; (ii) has been found to have been negligent or guilty of misconduct in the performance of his duties to the Company in any matter of substantial importance to the Company by (A) the affirmative vote of at least 80% of the directors then in office at any meeting of the board of directors called for that purpose or (B) a court of competent jurisdiction; or (iii) has been adjudicated by a court of competent jurisdiction to be mentally incompetent, which mental incompetence directly affects his ability to serve as a director of the Company. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Super-Majority Approval Requirements

Our amended and restated articles of incorporation and second amended and restated bylaws provide that the vote of two-thirds of the votes eligible to be cast by holders of outstanding shares of our capital stock then entitled to vote at an election of directors is required to amend our bylaws or certain provisions of our articles of incorporation at any annual or special meeting of shareholders.

Dissenters’ Rights of Appraisal and Payment

Under the BCA, our shareholders generally have the right to dissent from the sale of all or substantially all of our assets not made in the usual course of our business and receive payment of the fair value of their shares. However, the right of a dissenting shareholder to receive payment of the appraised fair value of his shares is not available under the BCA for the shares of any class or series of stock, which shares at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of the shareholders to act upon the agreement of merger or consolidation, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders. In the event of any further amendment of our articles of incorporation, a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment.

Shareholders’ Derivative Actions

Under the BCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of common shares both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

Forum Selection

Our second amended and restated bylaws provide that, unless we consent in writing to the selection of an alternative forum, the High Court of the Republic of Marshall Islands shall be the sole and exclusive forum for (i) any shareholders’ derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or employee of the Company to the Company or the Company’s shareholders, (iii) any action asserting a claim arising pursuant to any provision of the Business Corporations Act of the Republic of the Marshall Islands (as amended from time to time), or (iv) any action asserting a claim governed by the internal affairs doctrine. However, the enforceability of similar forum selection provisions in other companies’ governing documents has been challenged in legal proceedings, and it is possible that in connection with any action a court could find the forum selection provision contained in our second amended and restated bylaws to be inapplicable or unenforceable in such action. In particular, Section 27 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. In addition, Section 22 of the Securities Act, creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Shareholders’ derivative actions, including those arising under the Exchange Act or Securities Act, are subject to our forum selection provision. To the extent that the exclusive forum provision would apply to restrict the courts in which our shareholders may bring claims arising under the Exchange Act or the Securities Act and the rules and regulations thereunder, there is uncertainty as to whether a court would enforce such a provision. Investors cannot waive compliance with the federal securities laws and the rules and regulations promulgated thereunder. If a court were to find the forum selection provision to be inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect our business, financial condition and results of operations. Any person or entity holding, owning, or otherwise acquiring any shares of capital stock of us shall be deemed to have notice of and consented to the forum selection provisions in our second amended and restated bylaws. Although our forum selection provisions shall not relieve us of our statutory duties to comply with the federal securities laws and the rules and regulations thereunder, and our shareholders are not deemed to have waived our compliance with these laws, rules, and regulations, as applicable, our forum selection provisions may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage such lawsuits with respect to such claims. For more information regarding the risks connected to the forum selection provisions in our second amended and restated bylaws, see “Risk Factors—We may not achieve the intended benefits of having a forum selection provision if it is found to be unenforceable.”

Indemnification of Officers and Directors

Our second amended and restated bylaws provide that we must indemnify our directors, officers, employees and agents, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. We are also required to advance certain expenses (including attorney's fees and disbursements and court costs) to our directors and officers and we may carry directors' and officers' insurance providing indemnification for our directors and officers for some liabilities. We believe that these indemnification provisions and this insurance are useful to attract and retain qualified directors and officers.

The indemnification provisions in our second amended and restated bylaws may discourage shareholders from bringing a lawsuit against directors and officers for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, an investment in our common shares may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Anti-takeover Provisions of our Charter Documents

Several provisions of our amended and restated articles of incorporation and second amended and restated bylaws may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise, that a shareholder may consider in its best interest and (2) the removal of incumbent officers and directors.

Classified Board of Directors

Our amended and restated articles of incorporation provide for the division of our board of directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered, three-year terms. Approximately one-third of our board of directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of our company. It could also delay shareholders who do not agree with the policies of the board of directors from removing a majority of the board of directors for two years.

Election and Removal of Directors

Our amended and restated articles of incorporation and second amended and restated bylaws prohibit cumulative voting in the election of directors. Our second amended and restated bylaws require parties other than our board of directors to give advance written notice of nominations for the election of directors. Our second amended and restated bylaws also provide that our directors may be removed only for cause and only upon the affirmative vote of two-thirds of the votes eligible to be cast by holders of outstanding shares of our capital stock then entitled to vote at an election of directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Limited Actions by Shareholders

Our second amended and restated bylaws provide that any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders or by the unanimous written consent of our shareholders.

Our second amended and restated bylaws provide that the chairman of the board of directors, a majority of the board of directors, or the chief executive officer may call special meetings of our shareholders and the business transacted at the special meeting is limited to the purposes stated in the notice. Accordingly, a shareholder may be prevented from calling a special meeting for shareholder consideration of a proposal over the opposition of our board of directors and shareholder consideration of a proposal may be delayed until the next annual meeting.

Our second amended and restated bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing. Our second amended and restated bylaws also specify requirements as to the form and content of a shareholder’s notice. These provisions may impede shareholders’ ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

Blank Check Preferred Stock

Under the terms of our amended and restated articles of incorporation, our board of directors has authority, without any further vote or action by our shareholders, to issue up to 100,000,000 shares of blank check preferred stock. Our board of directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our company or the removal of our management.

Business Combinations with Interested Shareholders

Although the BCA does not contain specific provisions regarding “business combinations” between companies organized under the laws of the Marshall Islands and “interested shareholders,” we will include these provisions in our amended and restated articles of incorporation. Specifically, our amended and restated articles of incorporation will prohibit us from engaging in a “business combination” with certain persons for three years following the date the person becomes an interested shareholder. Interested shareholders generally include:

•	any person who is the beneficial owner of 15% or more of our issued and outstanding voting stock; or

•
any person who is our affiliate or associate and who held 15% or more of our issued and outstanding voting stock at any time within three years before the date on which the person's status as an interested shareholder is determined, and the affiliates and associates of such person.

•	Subject to certain exceptions, a business combination includes, among other things:

o	certain mergers or consolidations of us or any direct or indirect majority-owned subsidiary of ours;

o
any sale, lease, exchange, mortgage, pledge, transfer or other disposition of our assets or of any subsidiary of ours having an aggregate market value equal to 10% or more of either the aggregate market value of all of our assets, determined on a combined basis, or the aggregate value of all of our issued and outstanding stock;

o	certain transactions that result in the issuance or transfer by us of any stock of ours to the interested shareholder;

o
any transaction involving us or any of our subsidiaries that has the effect of increasing the proportionate share of any class or series of stock, or securities convertible into any class or series of stock, of ours or any such subsidiary that is owned directly or indirectly by the interested shareholder or any affiliate or associate of the interested shareholder; and

o
any receipt by the interested shareholder of the benefit directly or indirectly (except proportionately as a shareholder) of any loans, advances, guarantees, pledges or other financial benefits provided by or through us.

•	These provisions of our amended and restated articles of incorporation do not apply to a business combination if:

o	before a person became an interested shareholder, our board of directors approved either the business combination or the transaction in which the shareholder became an interested shareholder;

o
upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of our voting stock issued and outstanding at the time the transaction commenced, other than certain excluded shares;

o
at or following the transaction in which the person became an interested shareholder, the business combination is approved by our board of directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of the holders of at least two-thirds of our issued and outstanding voting stock that is not owned by the interest shareholder;

o	the shareholder was or became an interested shareholder prior to the consummation of the transactions;

o
a shareholder became an interested shareholder inadvertently and (i) as soon as practicable divested itself of ownership of sufficient shares so that the shareholder ceased to be an interested shareholder; and (ii) would not, at any time within the three-year period immediately prior to a business combination between us and such shareholder, have been an interested shareholder but for the inadvertent acquisition of ownership; or

o
the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required under our amended and restated articles of incorporation which (i) constitutes one of the transactions described in the following sentence; (ii) is with or by a person who either was not an interested shareholder during the previous three years or who became an interested shareholder with the approval of the board; and (iii) is approved or not opposed by a majority of the members of the board of directors then in office (but not less than one) who were directors prior to any person becoming an interested shareholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to:

(i)	a merger or consolidation of us (except for a merger in respect of which, pursuant to the BCA, no vote of our shareholders is required);

(ii)
a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of us or of any direct or indirect majority-owned subsidiary of ours (other than to any direct or indirect wholly owned subsidiary or to us) having an aggregate market value equal to 50% or more of either the aggregate market value of all of our assets determined on a consolidated basis or the aggregate market value of all the issued and outstanding shares; or

(iii)	a proposed tender or exchange offer for 50% or more of our issued and outstanding voting stock.

Class A Warrants

As of April 6, 2026, we had Class A Warrants to purchase up to 6,962,770 common shares outstanding. The following summary of certain terms and provisions of the Class A Warrants is not complete and is subject to, and qualified in its entirety by the provisions of the form of Class A Warrant, which is filed as exhibits to the annual report of which this exhibit forms a part. Prospective purchasers should carefully review the terms and provisions set forth in the form of Class A Warrant.

Exercisability. The Class A Warrants are exercisable at any time after their original issuance through July 20, 2027, the date that is five years after their original issuance. The Class A Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the common shares underlying the Class A Warrants under the Securities Act is effective and available for the issuance of such shares, or an exemption from registration under the Securities Act is available for the issuance of such shares, by payment in full in immediately available funds for the number of common shares purchased upon such exercise. If a registration statement registering the issuance of the common shares underlying the Class A Warrants under the Securities Act is not effective or available, the holder may, in its sole discretion, elect to exercise the Class A Warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of common shares determined according to the formula set forth in the Class A Warrant. No fractional common shares will be issued in connection with the exercise of a Class A Warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Exercise Limitation. A holder will not have the right to exercise any portion of the Class A Warrants if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election by a holder prior to the issuance of any warrants, 9.99%) of the number of shares of our common shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, upon at least 61 days’ prior notice from the holder to us with respect to any increase in such percentage.

Exercise Price. The exercise price per whole common share purchasable upon exercise of the Class A Warrants is $2.25 per share. The exercise price of the Class A Warrants may also be reduced to any amount and for any period of time at the sole discretion of our board of directors. The exercise price and number of common shares issuable upon exercise will adjust in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common shares.

Transferability. Subject to applicable laws, the Class A Warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing. We do not intend to apply for the listing of the Class A Warrants on any stock exchange. Without an active trading market, the liquidity of the Class A Warrants will be limited.

Warrant Agent. The Class A Warrants are issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The Class A Warrants shall initially be represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company (DTC) and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Rights as a Shareholder. Except as otherwise provided in the Class A Warrants or by virtue of such holder’s ownership of our common shares, the holder of a Class A Warrant does not have the rights or privileges of a holder of our common shares, including any voting rights, until the holder exercises the warrant.

Fundamental Transactions. In the event of a fundamental transaction, as described in the Class A Warrants and generally including, with certain exceptions, any reorganization, recapitalization or reclassification of our common shares, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common shares, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common shares, the holders of the Class A Warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such fundamental transaction. Additionally, as more fully described in the Class A Warrant, in the event of certain fundamental transactions, the holders of the Class A Warrants will be entitled to receive consideration in an amount equal to the Black Scholes value of the Class A Warrants on the date of consummation of such transaction.

Governing Law. The Class A Warrants and Warrant Agreement are governed by New York law.

Transfer Agent

Continental Stock Transfer & Trust Company is the transfer agent and registrar for our common shares and the warrant agent for our Class A Warrants.

Listing

Our common shares (together with the related Rights) trade on the Nasdaq Capital Market under the symbol “USEA”.

CERTAIN MARSHALL ISLANDS COMPANY CONSIDERATIONS

Our corporate affairs are governed by our amended and restated articles of incorporation, second amended and restated bylaws and the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States, including Delaware. While the BCA also provides that it is to be interpreted according to the laws of the State of Delaware and other states with substantially similar legislative provisions, there have been few, if any, court cases interpreting the BCA in the Marshall Islands, and we cannot predict whether Marshall Islands courts would reach the same conclusions as Delaware or other courts in the United States. Accordingly, you may have more difficulty in protecting your interests under Marshall Islands law in the face of actions by our management, directors or controlling shareholders than would shareholders of a corporation incorporated in a U.S. jurisdiction that has developed a substantial body of case law. Furthermore, the Marshall Islands lacks a bankruptcy statute, and in the event of any bankruptcy, insolvency, liquidation, dissolution, reorganization or similar proceeding involving the Company, the bankruptcy laws of the United States or of another country having jurisdiction over the Company would apply. The following table provides a comparison between certain statutory provisions of the BCA and the Delaware General Corporation Law relating to shareholders’ rights.

Marshall Islands	Delaware

Shareholder Meetings

Held at a time and place as designated in the bylaws.	May be held at such time or place as designated in the certificate of incorporation or the bylaws, or if not so designated, as determined by the board of directors.

Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the articles of incorporation or by the bylaws.	Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

May be held in or outside of the Marshall Islands.	May be held in or outside of Delaware.

Notice:	Notice:

Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, date and hour of the meeting and, unless it is an annual meeting, indicate that it is being issued by or at the direction of the person calling the meeting.

Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any.

A copy of the notice of any meeting shall be given personally or sent by mail not less than 15 nor more than 60 days before the meeting.	Written notice shall be given not less than 10 nor more than 60 days before the meeting.

Shareholders’ Voting Rights

Unless otherwise provided in the articles of incorporation, any action required by the BCA to be taken at a meeting of shareholders may be taken without a meeting if a consent or consents in writing, setting forth the action so taken, shall be signed by all the shareholders entitled to vote with respect to the subject matter thereof, or if the articles of incorporation so provide, by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Any action required to be taken by a meeting of shareholders may be taken without a meeting if a consent for such action is in writing and is signed by shareholders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Any person authorized to vote may authorize another person or persons to act for him by proxy.	Any person authorized to vote may authorize another person or persons to act for him by proxy.

Marshall Islands	Delaware
Unless otherwise provided in the articles of incorporation or the bylaws, a majority of shares entitled to vote constitutes a quorum. In no event shall a quorum consist of fewer than one-third of the common shares entitled to vote at a meeting.

For stock corporations, the certificate of incorporation or bylaws may specify the number of shares required to constitute a quorum but in no event shall a quorum consist of less than one-third of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares entitled to vote shall constitute a quorum.

When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.	When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.

The articles of incorporation may provide for cumulative voting in the election of directors.	The certificate of incorporation may provide for cumulative voting in the election of directors.

Removal:	Removal:

If the articles of incorporation or the bylaws so provide, any or all of the directors may be removed without cause by vote of the shareholders.

Any or all of the directors may be removed for cause by vote of the shareholders. The articles of incorporation or the specific provisions of a bylaw may provide for such removal by action of the board.

Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote except: (1) unless the certificate of incorporation otherwise provides, in the case of a corporation whose board is classified, shareholders may effect such removal only for cause, or (2) if the corporation has cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors, or, if there be classes of directors, at an election of the class of directors of which such director is a part.

Directors

Number of board members can be changed by an amendment to the bylaws, by the shareholders, or by action of the board under the specific provisions of a bylaw.
Number of board members shall be fixed by, or in a manner provided by, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by amendment to the certificate of incorporation.

The board of directors must consist of at least one member.If the board of directors is authorized to change the number of directors, it can only do so by a majority of the entire board of directors and so long as no decrease in the number shortens the term of any incumbent director.
The board of directors must consist of at least one member.

Dissenter’s Rights of Appraisal

Shareholders have a right to dissent from any plan of merger, consolidation or sale of all or substantially all assets not made in the usual course of business, and receive payment of the fair value of their shares. However, the right of a dissenting shareholder under the BCA to receive payment of the appraised fair value of his shares is not available for the shares of any class or series of stock, which shares at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of the shareholders to act upon the agreement of merger or consolidation or any sale or exchange of all or substantially all assets, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders.

Appraisal rights shall be available for the shares of any class or series of stock of a corporation in a merger or consolidation, subject to limited exceptions, such as a merger or consolidation of corporations listed on a national securities exchange in which listed shares are the offered consideration or if such shares are held of record by more than 2,000 holders.

Marshall Islands	Delaware
A holder of any adversely affected shares who does not vote on or consent in writing to an amendment to the articles of incorporation has the right to dissent and to receive payment for such shares if the amendment:

Alters or abolishes any preferential right of any outstanding shares having preference; or

Creates, alters or abolishes any provision or right in respect to the redemption of any outstanding shares.

Alters or abolishes any preemptive right of such holder to acquire shares or other securities; or

Excludes or limits the right of such holder to vote on any matter, except as such right may be limited by the voting rights given to new shares then being authorized of any existing or new class.

Shareholders’ Derivative Actions

An action may be brought in the right of a corporation to procure a judgment in its favor, by a holder of shares or of voting trust certificates or of a beneficial interest in such shares or certificates. It shall be made to appear that the plaintiff is such a holder at the time the action is brought and that he was such a holder at the time of the transaction of which he complains, or that his shares or his interest therein devolved upon him by operation of law.

In any derivative suit instituted by a shareholder or a corporation, it shall be averred in the complaint that the plaintiff was a shareholder of the corporation at the time of the transaction of which he complains or that such shareholder’s stock thereafter devolved upon such shareholder by operation of law.

A complaint shall set forth with particularity the efforts of the plaintiff to secure the initiation of such action by the board of directors or the reasons for not making such effort. Such action shall not be discontinued, compromised or settled without the approval of the High Court of the Republic of The Marshall Islands.

Reasonable expenses including attorneys’ fees may be awarded if the action is successful.

A corporation may require a plaintiff bringing a derivative suit to give security for reasonable expenses if the plaintiff owns less than 5% of any class of stock and the common shares have a value of $50,000 or less.